As filed with the Securities and Exchange Commission on September 17, 2001
                                                        Registration No.333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ---------------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ---------------------
                               Kmart Corporation
            (Exact name of Registrant as specified in its charter)


           Michigan                                   5331                         38-0729500
(State or other jurisdiction of            (Primary Standard Industrial        (I.R.S. Employer
  incorporation or organization)            Classification Code Number)        Identification No.)

                                              ---------------------

                           3100 West Big Beaver Road
                             Troy, Michigan 48084
                                (248) 463-1000
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                              Janet Kelley, Esq.
                               Kmart Corporation
                           3100 West Big Beaver Road
                             Troy, Michigan 48084
                                (248) 463-1000
                    (Name, address, including zip code, and
                    telephone number, including area code,
                            of agent for service)
                             ---------------------
                                   Copy to:
                            Vincent J. Pisano, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                           New York, New York 10036
                             ---------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                             ---------------------
     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                                                        ---------------------
                                                   CALCULATION OF REGISTRATION FEE
===============================================================================================================================
    Title of Each Class                Amount to Be        Proposed Maximum          Proposed Maximum             Amount of
   of Securities to Be Registered      Registered    Offering Price Per Share(1)  Aggregate Offering Price(1)  Registration Fee
9 7/8% Notes due June 15, 2008.....    $430,000,000           100%                    $430,000,000                $107,500
===============================================================================================================================

(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
                                                        ---------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

                SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2001

PROSPECTUS

                Offer to Exchange $430 million 9 7/8% Notes due
                  June 15, 2008 for $430 million 9 7/8% Notes
                 due June 15, 2008, Which Have Been Registered
                     Under the Securities Act of 1933, of

                               [GRAPHIC OMITTED]

                               KMART CORPORATION

                       The exchange offer will expire at
                      5:00 P.M., New York City time, on ,
                            2001, unless extended.

Terms of the exchange offer:

     o The exchange notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the Securities and Exchange Commission's registration requirements. The terms of the exchange offer are summarized below and more fully described in this prospectus.

     o We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

     o You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

     o We believe that the exchange of original notes for exchange notes pursuant to the exchange offer will not result in any taxable gain or loss to you for U.S. federal income tax purposes, but you should see "U.S. Federal Income Tax Consequences" on page 33 for more information.

     o   We will not receive any proceeds from the exchange offer.

     o The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act of 1933, as amended (the "Securities Act") and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

     See "Risk Factors" beginning on page 12 for a discussion of the risks that should be considered by holders prior to tendering their original notes.


           PRINCIPAL AMOUNT                       ANNUAL INTEREST                    FINAL DISTRIBUTION DATE
             $430,000,000                              9 7/8%                             June 15, 2008
------------------------------------------------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                        The date of this prospectus is
                             September __, 2001.





------------------------------------------------------------------------------

You should rely on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell, or a solicitation of an offer to buy, any of the securities to any person or by anyone in any jurisdiction where it is unlawful. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of the document incorporated by reference.
                                --------------

                               TABLE OF CONTENTS
                                                                          PAGE

FORWARD-LOOKING STATEMENTS................................................... 4

WHERE YOU CAN FIND
MORE INFORMATION............................................................. 5

PROSPECTUS SUMMARY........................................................... 6

RISK FACTORS.................................................................12

USE OF PROCEEDS..............................................................13

RATIO OF EARNINGS TO
 FIXED CHARGES...............................................................13

THE EXCHANGE OFFER...........................................................14

DESCRIPTION OF NOTES.........................................................23

U.S. FEDERAL INCOME TAX CONSEQUENCES.........................................32

PLAN OF DISTRIBUTION.........................................................33

LEGAL MATTERS................................................................34

EXPERTS......................................................................34







------------------------------------------------------------------------------


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                               [GRAPHIC OMITTED]


                               ----------------

                                  PROSPECTUS

                               ----------------








                                                           , 2001




















------------------------------------------------------------------------------






                          FORWARD-LOOKING STATEMENTS

     This prospectus, as well as other statements or reports made by us or on our behalf, may contain, or may incorporate material by reference which includes, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements, other than those based solely on historical facts, which address activities, events or developments that we expect or anticipate may occur in the future are forward-looking statements, which are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Actual events and results may materially differ from anticipated results described in such statements. Our ability to achieve such results is subject to certain risks and uncertainties, including, but not limited to:

    o general economic and weather conditions, including those which affect buying patterns of our customers,

    o changes in consumer spending, and our ability to anticipate buying patterns and implement appropriate inventory strategies,

    o    the availability of various sources of capital and the cost thereof,

    o    competitive pressures and other third party actions,

    o inability to timely acquire desired goods and/or fulfill labor needs at planned costs, ability to successfully implement business strategies and otherwise execute planned changes in various aspects of the business,

    o    regulatory and legal developments, and

    o    other factors affecting business beyond our control.

     Consequently, all of the forward-looking statements are qualified by these cautionary statements and there can be no assurance that the results or developments anticipated will be realized or that they will have the expected effects on our business or operations. The forward-looking statements contained herein or otherwise made by us or on our behalf speak only as of the date of this prospectus or, if not contained herein, as of the date when made, and we do not undertake to update any such forward-looking statements.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C. and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange, and the Pacific Stock Exchange under the trading symbol "KM." Our reports, proxy statements, and other information are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange at 120 South LaSalle Street, Chicago, Illinois 60603 and at the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.


     We are "incorporating by reference" information into this prospectus which means that we are disclosing important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

    o our Annual Report on Form 10-K for the fiscal year ended January 31, 2001 filed with the SEC on March 22, 2001;

    o    our Proxy Statement filed with the SEC on April 4, 2001;

    o our Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2001 filed with the SEC on May 17, 2001 and our Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2001 filed with the SEC on August 23, 2001; and

    o our Current Reports on form 8-K filed with the SEC on March 1, 2001, March 13, 2001, August 1, 2001 and September 6, 2001.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                              Investor Relations
                               Kmart Corporation
                           3100 West Big Beaver Road
                             Troy, Michigan 48084
                                (248) 463-1040

     Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

     IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN 5 BUSINESS DAYS BEFORE YOU MAKE YOUR INVESTMENT DECISION.


                              PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the exchange notes we are offering. We encourage you to read this prospectus in its entirety. You should pay special attention to the "Risk Factors" section beginning on page 11 of this prospectus. References to "we," "our," "us," "the Company" and "Kmart" mean Kmart Corporation excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

Recent Developments

         On September 6, 2001, we announced that it will restructure certain aspects of its overall operations. The focus of this restructuring program will be on the supply chain infrastructure, including the reconfiguration of our distribution center network and implementation of new operating software across its supply chain.

         New operating software will be implemented across our supply chain beginning this quarter. Completion of the implementation is expected by the end of the second quarter of 2002.

         In conjunction with these actions, we expect to record special charges totaling approximately $195 million ($124 million, after taxes) over the next three quarters. Approximately $130 million of the charges relate to the impairment of supply chain software and hardware that will no longer be utilized and to accelerate depreciation on assets that will continue to be used until their replacement. Approximately $65 million of the charges relate to costs to exit the outdated distribution centers. Cash outlays related to the supply chain strategy will be approximately $45 million.

         Approximately $150 million of the charge will be recognized in the third quarter of 2001. As certain components of our supply chain software will continue to be utilized until replaced, deprecia tion will be accelerated to reflect the revised useful lives and these assets will be fully-amortized by mid-2002. The expected incremental depreciation aggregates $15 million in the fourth quarter 2001, and $30 million in 2002.

                         Summary of the Exchange Offer

     On June 19, 2001, we completed the private offering of $430 million aggregate principal amount of 9 7/8% Notes due June 15, 2008. As part of that offering, we entered into a registration rights agreement with the initial purchasers of these original notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes. Below is a summary of the exchange offer.


Securities Offered........  Up to $430,000,000 aggregate principal amount of new 9 7/8% Notes due June 15,
                            2008, which have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes. The exchange notes, however, will not contain the transfer restrictions and registration rights applicable to the original notes.

The Exchange Offer........  We are offering to exchange new $1,000 principal amount of our 9 7/8% Notes due June 15, 2008, which have been registered under the Securities Act, for $1,000 principal amount of our outstanding 9 7/8% Notes due June 15, 2008.

                            In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $430 million principal amount of original notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.


Resales...................  Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

                              o you are acquiring the exchange notes in the ordinary course of your business;

                              o you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

                              o    you are not an affiliate of ours.

                            If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

                                   (1)  you cannot rely on the applicable
                                        interpretations of the staff of the
                                        SEC; and

                                   (2)  you must comply with the registration
                                        requirements of the Securities Act in
                                        connection with any resale
                                        transaction.

                            Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.

                            Furthermore, any broker-dealer that acquired any of its original notes directly from us:

                              o    may not rely on the applicable
                                   interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

                            must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.


Expiration Date             5:00 p.m., New York City time, on , 2001 unless we
                            extend the expiration date.

Accrued Interest on the
Exchange Notes and
Original Notes............  The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes.

Conditions to the
Exchange Offer............  The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See "The Exchange Offer--Conditions to the Exchange Offer" for more information regarding conditions to the exchange offer.

Procedures for Tendering
Original Notes............  Except as described in the section titled "The
                            Exchange Offer--Guaranteed Delivery Procedures," a tendering holder must, on or prior to the expiration date:

                              o    transmit a properly completed and duly
                                   executed letter of transmittal, including all other documents required by the letter of transmittal, to United States Trust Company of New York at the address listed in this prospectus; or

                              o    if original notes are tendered in
                                   accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent's message to the exchange agent at the address listed in this prospectus.

                            See "The Exchange Offer--Procedures for
                            Tendering."

Special Procedures for
Beneficial Holders........  If you are the beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf.

                            See "The Exchange Offer--Procedures for
                            Tendering."

Guaranteed Delivery
Procedures................  If you wish to tender your original notes and you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights.........  Tenders may be withdrawn at any time before 5:00
                            p.m., New York City time, on the expiration date.

Acceptance of Original
Notes and Delivery of
Exchange Notes............  Subject to the conditions stated in the section
                            "The Exchange Offer--Conditions to the Exchange Offer" of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date.

                            See "The Exchange Offer--Terms of the Exchange
                            Offer."

U.S. Federal Income
Tax Consequences..........  We believe that your exchange of original notes for exchange notes pursuant to the exchange offer will not result in any taxable gain or loss to you for U.S. federal income tax purposes.

                            See "U.S. Federal Income Tax Consequences."

Exchange Agent............  The Bank of New York is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading "The Exchange Offer--Exchange Agent."

Use of Proceeds...........  We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds."


                    Summary of Terms of the Exchange Notes

     The form and terms of the exchange notes and the original notes are identical in all material respects, except that the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture.


Exchange Notes Offered....  $430 million principal amount of 9 7/8% Notes due
                            June 15, 2008.

Maturity..................  June 15, 2008.

Interest..................  Interest accrues on the principal amount of the exchange notes at 9 7/8% per year. Interest is payable on the exchange notes, and distributions will be made semi-annually in arrears on June 15 and December 15 of each year. The first payment will be made on December 15, 2001.

Ranking...................  The exchange notes will be our senior unsecured obligations and will rank equal in right of payment with all other unsecured and unsubordinated debt of Kmart. See "Description of Notes - General."

Optional Redemption.......  Kmart may redeem any of the Notes at any time at the redemption price specified herein. See
                            "Description of Notes - Optional Redemption."

Covenants.................  The indenture pursuant to which the Notes will be issued will contain covenants that, among other things, limit the ability of Kmart and certain of it's subsidiaries to secure indebtedness with a security interest on certain property or stock or engage in certain sale and leaseback transactions with respect to certain properties. See "Description of Notes - Covenants."


                                 RISK FACTORS

     In addition to the information contained elsewhere in this prospectus, the following risk factors should be carefully considered in evaluating the exchange offer and an investment in the exchange notes. The following risk factors, other than "You may have difficulty selling the original notes that you do not exchange," generally apply to the original notes as well as the exchange notes.

You may have difficulty selling the original notes that you do not exchange.

     If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the original notes under the Securities Act. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes would be adversely affected. See "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Original Notes."

You may find it difficult to sell your exchange notes because there is no existing trading market for the exchange notes.

     You may find it difficult to sell your exchange notes because an active trading market for the exchange notes may not develop. The exchange notes are being offered to the holders of the original notes. The original notes were issued on June 19, 2001 primarily to a small number of institutional investors. After the exchange offer, the trading market for the remaining untendered original notes also could be adversely affected.

     There is no existing trading market for the exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any exchange, and so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., BNY Capital Markets, Inc., Fleet Securities, Inc., and Banc One Capital Markets, the initial purchasers of the original notes have informed us that they intend to make a market in the exchange notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

     Any broker-dealer that:

    o exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, or

    o resells exchange notes that were received by it for its own account in the exchange offer,

may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

     In addition to broker-dealers, any noteholder that exchanges its original certificates in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.


                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange the original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.


          RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
             COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         The following table shows Kmart's (1) ratio of earnings to fixed charges and (2) ratio of earnings to combined fixed charges and preferred stock dividends for the 26 weeks ended August 1, 2001 and July 26, 2000 and each of the five most recent fiscal years.



                                                       26 Weeks Ended                Year Ended
                                                8/01/01(1) (7/26/00(1) (1/31/01(1) 1/26/00    1/27/99 1/28/98   1/29/97

Ratio of Earnings to Fixed Charges..............    -           -           -         2.8       2.4      1.6      1.5

Ratio of Earnings to Combined Fixed Charges
and Preferred Stock Dividends...................    -           -           -         2.5       2.1      1.5      1.4

(1)      Due to Kmart's loss from continuing operations for the 26 weeks ended
         August 1, 2001 and July 26, 2000 and the fiscal year ended January
         31, 2001, the ratio of coverage was less than 1:1. Excluding pre-tax charges in 2001 of $115 million for restructuring, impairments and employee severance, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends were 1.1 for the 26 weeks ended August 1, 2001. Excluding the $740 million pre-tax charge for strategic initiatives in 2000, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends were 1.5 and 1.4, respectively for the 26 weeks ended July 26, 2000. Excluding the $728 million pre- tax charge for fiscal year ended January 31, 2001, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends were 1.8 and 1.5, respectively for the fiscal year ended January 31, 2001. The deficiency of income from continuing operations versus fixed charges were $92 million, $628 million and $353 million for the 26 weeks ended August 1, 2001, July 26, 2000 and the fiscal year ended January
         31, 2001, respectively.


         In computing the ratios, earnings consist of pre-tax income from continuing operations before extraordinary items and the effect of accounting changes, less undistributed equity income of unconsolidated affiliated retail companies, plus fixed charges (excluding capitalized interest). Fixed charges represent total interest charges, a portion of operating rentals deemed representative of the interest factor, and amortization of debt discount and expense. Certain prior year amounts have been restated for the effect of discontinued operations.


                              THE EXCHANGE OFFER

Purpose of the Exchange Offer

         When we sold the original notes in June 2001, we entered into a registration rights agreement with the initial purchasers of those original notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the original notes for exchange notes which are registered under the Securities Act of 1933. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the Securities and Exchange Commission, and to conduct this exchange offer after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay liquidated damages to the holders of the original notes if:

         o    the registration statement is not filed by September 17, 2001;

         o the registration statement is not declared effective by December 16, 2001; or

         o    the exchange offer has not been consummated by March 16, 2002.

         A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

         Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on , 2001. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which we extend the exchange offer.

         As of the date of this prospectus, $430 million aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about , 2001 to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under "Conditions to the Exchange Offer."

         We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

         Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

         We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on that date.


         Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Procedures for Tendering

         Except as described below, a tendering holder must, on or prior to the expiration date:

         o transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to The Bank of New York at the address listed below under the heading "Exchange Agent;" or

         o if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent's message to the exchange agent at the address listed below under the heading "Exchange Agent."

         In addition:

         o the exchange agent must receive, on or before the expiration date, certificates for the original notes; or

         o a timely confirmation of book-entry transfer of the original notes into the exchange agent's account at the Depository Trust Company, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

         o the holder must comply with the guaranteed delivery procedures described below.

         The Depository Trust Company will be referred to as DTC in this prospectus.

         The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

         The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

         If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent's account.

         Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

         o by a registered holder of the original notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

         o    for the account of an "eligible institution."

         If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

         We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

         We reserve the right to reject any particular original note not properly tendered or any which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

         If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.

         If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

         By tendering, each holder will represent to us that, among other things,

         o the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder and

         o neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.

         In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

         If any holder or other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person can not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

         Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

         Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered. We will issue the exchange notes promptly after acceptance of the original notes. See "Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

         For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

         In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

         o certificates for the original notes, or a timely book-entry confirmation of the original notes, into the exchange agent's account at the book-entry transfer facility;

         o    a properly completed and duly executed letter of transmittal;
              and

         o    all other required documents.

         Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

         The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

         o be transmitted to and received by the exchange agent at the address listed below under "--Exchange Agent" on or prior to the expiration date; or

         o    comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

         If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

         o    the tender is made through an eligible institution;

         o prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

              (1) stating the name and address of the holder of original notes and the amount of original notes tendered;

              (2)  stating that the tender is being made; and

              (3) guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

         o the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

         Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

         For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under "Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

         o specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

         o identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

         o contain a statement that the holder is withdrawing his election to have the original notes exchanged;

         o be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

         o specify the name in which the original notes are registered, if different from that of the depositor.


         If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. If original notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes. Properly withdrawn original notes may be re-tendered by following the procedures described under "Procedures for Tendering" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

         Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the original notes for exchange or the exchange of the exchange notes for the original notes, any of the following events occurs:

         o there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

              (1) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction;

              (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the exchange offer; or

              (3) any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

         o any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

         o    the following has occurred:

              (1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

              (2) any limitation by a governmental authority, which may adversely affect our ability to complete the transactions contemplated by the exchange offer; or

              (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

              (4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

         o any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes; which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

         These conditions to the exchange offer are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them in whole or in part in our sole discretion. If we do so, the exchange offer will remain open for at least 5 business days following any waiver of the preceding conditions. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

         In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at this time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

         We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

               Delivery To: The Bank of New York, Exchange Agent


     By Hand Before 4:30 p.m.:           By Registered or Certified Mail:
        The Bank of New York                    The Bank of New York
        101 Barclay Street                      101 Barclay Street
           Floor 21 West                           Floor 21 West
     New York, New York 10286                New York, New York 10286
     Facsimile: (212) 815-5915               Facsimile: (212) 815-5915
    Attention: Corporate Trust              Attention: Corporate Trust
          Administration                          Administration


                         By Hand or Overnight Delivery
                                     after
                       4:30 p.m. on the Expiration Date:
                             The Bank of New York
                              101 Barclay Street
                                 Floor 21 West
                           New York, New York 10286
                           Facsimile: (212) 815-5915
                          Attention: Corporate Trust
                                Administration


         All other questions should be addressed to Kmart Corporation, 3100 West Big Beaver Road, Troy, Michigan 48084, Attention: Investor Relations. If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than any facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

         We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $ .

Accounting Treatment

         We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

Transfer Taxes

         Holders who tender their original notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange Original Notes

         Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

         Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any purchaser of exchange notes who is one of our "affiliates" (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

         o will not be able to rely on the interpretation of the SEC's staff;

         o will not be able to tender its original notes in the exchange offer; and

         o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of Distribution."

         We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC's staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

                             DESCRIPTION OF NOTES

         The terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the terms of the original notes, except for the transfer restrictions relating to the original notes. Any original notes that remain outstanding after the exchange offer, together with exchange notes issued in the exchange offer, will be treated as a single class of securities under the indenture for voting purposes. For the purposes of this Section--"Description of Notes"--where we refer to the terms "note" or "notes", we are referring to both the original notes and the exchange notes.

         The notes are governed by a Senior Indenture (the "Senior Indenture"), as supplemented by the Third Supplemental Indenture (together with the Senior Indenture, the "Indenture") between us and The Bank of New York, as trustee (the "Trustee"). We have summarized select portions of the Indenture below. The summary is not complete and is qualified by reference to the Indenture. Capitalized terms not otherwise defined herein have the meanings given to them in the Indenture.

General

         The notes are our senior unsecured obligations. The notes will be limited to $430,000,000 aggregate principal amount and will mature on June 15, 2008. The notes will bear Interest at 9 7/8% per annum from June 19, 2001. We will pay interest semiannually on June 15 and December 15 of each year beginning December 15, 2001, to the person in whose name such note (or any predecessor note) is registered at the close of business on June 1 or December 1, respectively, preceding such interest payment date. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.

         Principal of and premium, if any, and interest on the notes will be payable, and the notes will be exchangeable and transfers thereof will be registrable, at an office or agency, maintained by us for this purpose in New York, New York (which initially will be the corporate trust office of the Trustee) or such other office or agency permitted under the Indenture.

         We do not intend to list the notes on a national securities exchange.

         The Indenture does not contain any provisions that would limit our ability to incur indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity. However, the Indenture does:

         o provide that, subject to certain exceptions, neither Kmart nor any Subsidiary will subject its property or assets to any mortgage or other encumbrance unless the notes are secured equally and ratably with such other indebtedness thereby secured; and

         o contain limitations on the ability of Kmart and its Subsidiaries to enter into certain sale and leaseback arrangements.

         In addition, the Indenture does not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of any of the notes upon a change in control or other events involving us that may adversely affect our creditworthiness.

Redemption

         We, at our option, may at any time redeem all or any portion of notes on not less than 30 nor more than 90 days' prior notice mailed to the holders of the notes to be redeemed. The notes will be redeemable at a redemption price, plus accrued interest to the date of redemption, equal to the greater of (1) 100% of the Principal Amount of the notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 62.5 basis points.

     If the notes are to be redeemed, we will not be required to:

         o issue, register the transfer of, or exchange any notes during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of such mailing; or

         o register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes being redeemed in part.

         "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

         "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

         "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government notes" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Quotations obtained.

         "Reference Treasury Dealer" means Credit Suisse First Boston Corporation and its successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

         "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 pm, New York City time, on the third business day preceding such redemption date.

         On and after any redemption date, interest will cease to accrue on the notes called for redemption. If we are redeeming less than all of the notes, the Trustee must select the notes to be redeemed by lot or by such method as the Trustee deems fair and appropriate in its discretion.

Covenants

Limitations on Liens

         We will not, and will not permit any Subsidiary to, issue, assume or guarantee any Debt secured by any Lien upon any Operating Property or any shares of stock or indebtedness of any Subsidiary, without effectively securing the notes (together with, if we determine, any other Debt of, or guaranteed by, us or any such Subsidiary ranking equally with the notes) equally and ratably with such Debt. This restriction does not apply to:


         (a) Liens on any Operating Property acquired, constructed, improved or opened by us or any Subsidiary after the date of the Indenture to secure Debt issued, assumed or Guaranteed within 360 days after such acquisition or completion of construction or improvement or Opening to provide for the payment of the purchase price of, or the cost of constructing or improving or Opening, the Operating Property;

         (b) Liens existing on any Operating Property at the time of its acquisition by us or one of our Subsidiaries, or Liens on any shares of stock or indebtedness of any Subsidiary existing at the time it becomes a Subsidiary;

         (c) Liens existing on any property acquired from a corporation merged with or into us or a Subsidiary;

         (d)      Liens to secure Debt of a Subsidiary to us or to another
                  Subsidiary;

         (e) Liens in existence on any Operating Property or any shares of stock or indebtedness of any Subsidiary on the date of the Indenture;

         (f) Liens in favor of governmental bodies to secure partial progress, advance or other payments pursuant to any contract or statute or to secure Debt incurred to finance the purchase price or cost of constructing or improving the property subject to such Liens;

         (g) Liens imposed by law, such as carriers', warehousemen's, mechanics', landlord's, materialmen's, repairmen's or other like Liens;

         (h) pledges or deposits in connection with workers' compensation, unemployment insurance and similar legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

         (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

         (j) Liens for taxes, assessments, governmental charges or levies not yet due or which are being contested in good faith;

         (k) any Lien incurred or assumed in connection with the issuance by a state or political subdivision of a state of any securities the interest on which is exempt from Federal income taxes by virtue of Section 103 of the Internal Revenue Code of 1986, as amended (the "Code"), or any other laws and regulations in effect at the time of such issuance;

         (l) Liens securing Debt incurred to extend, renew or replace Debt secured by any Lien; provided the new Debt has a principal amount no greater than the original Debt and so long as the Lien does not extend to any other property; and

         (m) the issuance, assumption or guarantee by us or any Subsidiary of Debt secured by a Lien which would otherwise be prohibited by the Indenture if the sum of (1) all secured Debt of ours and our Subsidiaries otherwise prohibited by the Indenture and (2) the Attributable Debt of all Sale and Leaseback Transactions otherwise prohibited under the Indenture does not exceed 10% of Consolidated Net Tangible Assets.

Limitations on Sale and Leaseback Transactions

         We will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction involving any Operating Property, unless within 360 days of the effective date of the Sale and Leaseback Transaction we or the Subsidiary apply an amount equal to the greater of (a) the fair market value of such property (as determined by our Board of Directors) or (b) the net proceeds to:

         (1) the prepayment or retirement (other than mandatory prepayment or retirement) of Funded Debt of Kmart or a Subsidiary; or

         (2) the purchase of other property that will constitute Operating Property.

This restriction does not apply to a Sale and Leaseback Transaction, if:

         (a) Kmart or the Subsidiary could create Debt in an amount equal to the Attributable Debt of the Sale and Leaseback Transaction secured by the Operating Property without being required to equally and ratably secure the notes under the "Limitation on Liens" covenant;

         (b) the Sale and Leaseback Transaction involves a store and occurs within 360 days of the store Opening;

         (c) the Sale and Leaseback Transaction is between Kmart and a Subsidiary or between Subsidiaries; or

         (d) the Sale and Leaseback Transaction involves taking back a lease for a period of three years or less (including renewals).

Limitations on Consolidation, Merger and Sale of Assets

         We may not consolidate with or merge into any other Person, or convey, transfer or lease all or substantially all of our properties and assets to any Person, unless:

         (a) the Person formed by, or surviving, any consolidation is a Person organized and existing under the laws of the United States of America or a state of the United States of America or the District of Columbia and assumes payment of the principal of and premium, if any, and interest, on the notes and the performance and observance of the Indenture; and

         (b) immediately after giving effect to the transaction, no Event of Default will have happened and be continuing.

Definitions

         "Attributable Debt" means, with respect to a Sale and Leaseback Transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction, including any period for which the lease has been extended or may, at the option of the lessor, be extended, using a discount rate equal to the average interest rate used to calculate the present value of operating lease payments for the most recent year in Kmart's most recent Annual Report to Stockholders.

         "Consolidated Net Tangible Assets" means the total of all assets appearing on the consolidated balance sheet of us and our subsidiaries, less:

         (a)      current liabilities;

         (b) reserves for depreciation and other asset valuation reserves;

         (c) intangible assets such as goodwill, trademarks, tradenames, patents, unamortized debt discount and expense and other similar intangibles; and

         (d) appropriate adjustments on account of minority interests of other persons holding stock in any Subsidiary.


         "Debt" means, all obligations of a Person for borrowed money, including obligations secured by Liens on property owned by the Person whether or not the Person is directly liable for the obligations.

         "Funded Debt" means Debt which matures more than one year from the date of computation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date.

         "Lien" means any mortgage, deed of trust, security interest, pledge, lien or other encumbrance.

         "Opening" means the completion of construction or commencement of commercial operation of such property, whichever is later.

         "Operating Property" means:

         (a) all real property and improvements on the real property owned by us or a Subsidiary, including, without limitation, any store, warehouse, service center or distribution center wherever located; provided that this paragraph (a) will not include any store, warehouse, service center or distribution center which our Board of Directors declares by resolution, together with all other stores, warehouses, service centers or distribution centers similarly not included in Operating Property, not to be of material importance to the business of us and our Subsidiaries; and

         (b) all equipment (including all transportation and warehousing equipment but excluding office equipment and data processing equipment) owned by us or a Subsidiary.

         "Person" means any individual, corporation, limited liability company, partnership, joint-venture, joint-stock company, unincorporated organization or government or any agency or political subdivision of the government.

         "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing to Kmart or any Subsidiary of any Operating Property, which Operating Property has been or is to be sold or transferred by us or such Subsidiary to such Person.

         "Subsidiary" means:

         (a) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Kmart, by one or more other Subsidiaries, or by Kmart and one or more other Subsidiaries; or

         (b)      any other Person in which Kmart, or one or more
                  Subsidiaries, or Kmart and one or more Subsidiaries, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs of such Person.

Defeasance and Covenant Defeasance

         Kmart may elect either:

         (a) to defease and be discharged from any and all obligations with respect to the notes; or

         (b) to be released from its obligations described above under "Limitations on Liens" and "Limitations on Sale and Leaseback Transactions" with respect to the notes, only:

                  (1) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations, which through the payment of interest and principal of the U.S. Government Obligations in accordance with their terms will provide money in an amount sufficient to pay any installment of principal and premium, if any and interest on the notes on the stated maturity of the payments in accordance with the terms of the Indenture and the notes;

                  (2) upon delivery to the Trustee by Kmart of an opinion of counsel to the effect that the deposit and related defeasance or release will not cause the holders of the notes to recognize income, gain or loss for federal income tax purposes;

                  (3) if at the time of defeasance or release no Event of Default will have happened or be continuing; and

                  (4)      if certain other conditions are satisfied.

Concerning the Trustee

         The Bank of New York is the trustee under the Indenture and serves as registrar and paying agent with regard to the notes. The Bank of New York is a lender under our $1.1 billion and $465 million revolving credit facilities and also serves as Trustee for notes previously issued under the Senior Indenture.

Events of Default, Waiver and Notice

         The following are events of default under the Indenture:

         o failure by us to pay interest on the notes when due and such failure continues for 30 days and the time for payment has not been extended or deferred;

         o failure by us to pay the principal or premium of the notes, if any, when due;

         o failure by us to observe or perform any other covenant contained in the notes or the Indenture other than a covenant specifically relating to another series of debt securities, and such failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes; and

         o particular events of bankruptcy, insolvency, or reorganization of Kmart.

         If an event of default with respect to the notes occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes, by notice in writing to Kmart and to the trustee, if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, immediately due and payable.

         The holders of a majority in principal amount of the outstanding notes may waive any default or event of default and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest on the notes. Any such waiver shall cure such default or event of default.

         Subject to the terms of the Indenture, if an event of default under an indenture shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the notes, unless such holders have offered the Trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the notes, provided that:

         o        it is not in conflict with any law or the Indenture;

         o the trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

         o subject to any applicable duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

         A holder of the notes will only have the right to institute a proceeding under the Indenture or to appoint a receiver or trustee, or to seek other remedies if:

         o the holder has given written notice to the trustee of a continuing event of default with respect to the notes;

         o the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and such holders have offered reasonable indemnity to the trustee to institute such proceedings as trustee; and

         o the trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes other conflicting directions within 60 days after such notice, request, and offer.

         These limitations do not apply to a suit instituted by a holder of notes if Kmart defaults in the payment of the principal, premium, if any, or interest on, the notes.

         Kmart will periodically file statements with the Trustee regarding its compliance with some of the covenants in the Indenture.

Modification

         Kmart and the Trustee may change the Indenture without the consent of any holders with respect to specific matters, including:

         o to fix any ambiguity, defect, or inconsistency in the Indenture; and

         o to change anything that does not materially adversely affect the interests of any holder of notes.

         In addition, under the Indenture, the rights of holders of notes may be changed by Kmart and the Trustee with the written consent of the holders of at least a majority in aggregate principal amount of the notes. However, the following changes may only be made with the consent of each holder of any note:

        o         extend the fixed maturity of the notes;

         o reduce the principal amount, reduce the rate of, or extend the time of payment of interest, or any premium payable upon the redemption of the notes;

         o reduce the amount of principal payable upon acceleration of the maturity thereof;

         o change the currency in which the notes or any premium or interest thereon is payable;

         o impair the right to enforce any payment on or with respect to any notes;

         o reduce the percentage in principal amount of outstanding notes, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

         o reduce the requirements contained in the Indenture for quorum or voting;

         o change any obligations of Kmart to maintain an office or agency in the places and for the purposes required by the Indenture; or

         o        modify any of the above provisions.

Book-Entry Issuance

         The Depository Trust Company ("DTC") will act as the depositary for the global securities. We will issue global securities as fully registered securities registered in the name of DTC's nominee, Cede & Co. Kmart will issue one or more fully registered global securities for notes and will deposit the global securities with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC's direct participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of securities under DTC's system must be made by or through a direct participant, which will receive a credit for such securities on DTC's records. The ownership interest of each actual purchaser of each security - the beneficial owner - is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but they should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which they entered into the transactions. Transfers of ownership interest in the securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their securities, except in the event that use of the book-entry system for the securities is discontinued.

         To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

         Redemption proceeds, principal payments and any premium, interest or other payments on the global securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, Kmart or the indenture trustee, subject to any statutory or regulatory requirements in effect at the time. Payment of redemption payments, principal and any premium, interest or other payments to DTC is the responsibility of Kmart and the applicable paying agent, disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

         If applicable, redemption notices will be sent to Cede & Co. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the notes to be redeemed.

         A beneficial owner electing to have its interest in a global security repaid by us will give any required notice through its participant and will effect delivery of its interest by causing the direct participant to transfer the participant's interest in the global securities on DTC's records to the appropriate party. The requirement for physical delivery in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global securities are transferred on DTC's records.

         DTC may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to us or the indenture trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

         We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates for the securities will be printed and delivered.

         We have provided the foregoing information with respect to DTC to the financial community for information purposes only. We do not intend the information to serve as a representation, warranty or contract modification of any kind. We have received the information in this section concerning DTC and DTC's system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Certificated Notes

         Subject to certain conditions, the notes represented by the global securities are exchangeable for certificated notes of the same series in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

         o DTC notifies us that it is unwilling or unable to continue as depositary for the global securities or the depositary ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

         o we in our discretion at any time determine not to have all the notes represented by a global security; or

         o a default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing.

         Any note that is exchangeable as above is exchangeable for certificated notes of the same series as issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities of the same aggregate denomination to be registered in the name of the depositary or its nominee.

         All such certificates will bear the legend referred to under "Transfer Restrictions" (unless we determine otherwise in accordance with applicable law) and will be subject to the provisions of such legend.


Same-Day Payment

         The Indenture requires us to make payments in respect of the notes (including principal, premium, if any, and interest) by wire in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).


                     U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following discussion sets forth the anticipated material U.S. federal income tax considerations to holders of original notes who exchange original notes for exchange notes pursuant to the exchange offer.

         This discussion is based on laws, regulations, ruling and decisions now in effect, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS as to any U.S. federal income tax consequences relating to the exchange notes.

         This discussion deals only with holders of notes who hold the exchange notes as capital assets and who exchange original notes for exchange notes pursuant to this exchange offer. This discussion does not address tax consequences arising under the laws of any foreign, state or local jurisdiction. Prospective investors are urged to consult their tax advisors regarding the U.S. federal tax consequences of acquiring, holding and disposing of the exchange notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

The Exchange Offer

         An exchange of the original notes for the exchange notes pursuant to the exchange offer will be ignored for U.S. federal income tax purposes, assuming, as expected, that the terms of the original notes are substantially identical to the terms of the exchange notes. Consequently, a holder of the original notes will not recognize, for U.S. federal income tax purposes, taxable gain or loss as a result of exchanging original notes for exchange notes pursuant to the exchange offer. The holding period of the exchange notes will be the same as the holding period of the original notes and the tax basis in the exchange notes will be the same as the basis in the original notes immediately before the exchange.


                             PLAN OF DISTRIBUTION

         Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale.

         We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any broker-dealer that resells notes that were received by it for its own account in exchange offer and any broker-dealer that participates in a distribution of those notes may be deemed to be an underwriter within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

         Furthermore, any broker-dealer that acquired any of its original notes directly from us:

         o may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

         o must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

         For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

         The legality of the exchange notes covered by this prospectus has been passed upon for Kmart by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended January 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.






                                 $430,000,000

                               Kmart Corporation

           Offer for All Outstanding 9 7/8% Notes due June 15, 2008
                in Exchange for 9 7/8% Notes due June 15, 2008,
                       Which Have Been Registered Under
                          the Securities Act of 1933

                               [GRAPHIC OMITTED]

                                  PROSPECTUS

                               September , 2001




                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

         Kmart's bylaws and the Michigan Business Corporation Act permit Kmart's officers and directors to be indemnified under certain circumstances for expenses and, in some instances, for judgments, fines, or amounts paid in settlement of civil, criminal, administrative, and investigative suits or proceedings, including those involving alleged violations of the Securities Act of 1933 (the "Act"). In addition, Kmart maintains directors' and officers' liability insurance which, under certain circumstances, would cover alleged violations of the Act. Insofar as indemnification for liabilities arising under the Act may be permitted to officers and directors pursuant to the foregoing provisions, Kmart has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. Therefore, in the event that a claim for such indemnification is asserted by any officer or director Kmart (except insofar as such claim seeks reimbursement by Kmart of expenses paid or incurred by an officer or director in the successful defense of any action, suit or proceeding ) will, unless the matter has theretofore been adjudicated by precedent deemed by Kmart to be controlling, submit to a court of appropriate jurisdiction the question of whether or not indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



ITEM 21. Exhibits and Financial Statement Schedules.


EXHIBIT NO.          DESCRIPTION

        1.1          Purchase Agreement dated June 14, 2001 between Kmart Corporation and Credit Suisse
                     First Boston Corporation and J.P. Morgan Securities Inc., as representatives of the several
                     Purchasers named therein. *

        3.1          Restated Articles of Incorporation of Kmart Corporation.  (4)

        3.2          Bylaws of Kmart Corporation, as amended. (4)

        4.1          Indenture, dated as of December 13, 1999, between  Kmart Corporation and The Bank of
                     New York. *

        4.2          Third Supplemental Indenture, dated as of June 19, 2001, between  Kmart Corporation and
                     The Bank of New York. *

        4.3          Form of certificate of 9 7/8% Rule 144A Notes due June 15, 2008 (included in Exhibit
                     4.2). *

        4.4          Form of certificate of Exchange 9 7/8% Rule 144A Notes due June 15, 2008 (included in
                     Exhibit 4.2). *

        4.5          Registration Rights Agreement, dated as of June 19, 2001, by and among Kmart
                     Corporation, Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., BNY
                     Capital Markets, Inc., Fleet Securities, Inc. and Banc One Capital Markets, Inc. *

        5.1          Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the notes to be issued by Kmart Corporation in the Exchange Offer. **

       10.1          Kmart Corporation 1973 Stock Option Plan, as amended [10a][A] (7)

       10.2          Kmart Corporation 1981 Stock Option Plan, as amended [10b][A] (7)

       10.3          Kmart Corporation Directors Retirement Plan, as amended. [10d][A] (4)

       10.4          Kmart Corporation Performance Restricted Stock Plan, as amended. [10e][A] (2)

       10.5          Kmart Corporation Deferred Compensation Plan for Non-Employee Directors, as amended.
                     [A] (5)

       10.6          Kmart Corporation 1992 Stock Option Plan, as amended. [10f][A] (7)

       10.7          Kmart Corporation Amended and Restated Directors Stock Plan. [A] (5)

       10.8          Form of Employment Agreement with Executive Officers.[10j][A] (2)

       10.9          Kmart Corporation Supplemental Executive Retirement Plan.[10c][a] (1)

       10.10         Amended and Restated Kmart Corporation Annual Incentive Bonus Plan. [10k][A] (3)

       10.11         Amended and Restated Kmart Corporation Management Stock Purchase Plan. [10k][A] (7)

       10.12         Supplemental Pension Benefit Plan. [10m][A] (3)

       10.13         Kmart Corporation 1997 Long-Term Equity Compensation Plan. [10m][A] (7)

       10.14         Employment Agreement with Charles C. Conaway. [10n][A] (6)

       10.15         Amended and Restated Kmart Corporation Special Severance Plan. [10o][A] (7)

       10.16         Amended and Restated Kmart Corporation 1998 Management Deferred Compensation and
                     Restoration Plan. [10p][A] (7)

       12.1          Statement Regarding Computation of Ratios. **

       23.1          Consent of Independent Accountants. *

       24.1          Power of Attorney  (Included on the signature page of this registration statement). *

       25.1          Statement of Eligibility and Qualification on Form T-1 of the Bank of New York to act as
                     trustee under the senior debt securities indenture. (8)

       99.1          Form of Letter of Transmittal. **

       99.2          Form of Notice of Guaranteed Delivery. **

       99.3          Form of Letter to Clients. **

       99.4          Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other
                     Nominees. **


 * Filed herewith.
** To be filed by amendment.




Notes:

(1)        Filed as Exhibits to the Form 10-K Report of Kmart for the fiscal year ended January 27, 1993 (file number 1-327) and are incorporated herein by reference.

(2)        Filed as Exhibits to the Form 10-K Report of Kmart for the fiscal year ended January 26, 1994 (file number 1-327) and are incorporated herein by reference.

(3)        Filed as Exhibits to the Form 10-K Report of Kmart for the fiscal year ended January 25, 1995 (file number 1-327) and are incorporated herein by reference.

(4)        Filed as Exhibits to the Form 10-K Report of Kmart for the fiscal year ended January 31, 1996 (file number 1-327) and are incorporated herein by reference.

(5)        Filed as Exhibits to the Form 10-K Report of Kmart for the fiscal year ended January 27, 1999 (file number 1-327) and are incorporated herein by reference.

(6)        Filed as Exhibit to the Form 10-Q Report of Kmart for the fiscal quarter ended July 26, 2000
           (file number 1-327) and incorporated herein by reference.

(7)        Filed as Exhibits to the Form 10-K Report of Kmart for the fiscal year ended January 31, 2001 (file number 1-327) and are incorporated herein by reference.

(8)        Filed as an Exhibit to the Current Report on Form 8-K of Kmart, filed December 3, 1999 and incorporated herein by reference.


[#] Exhibit numbers in the Form 10-K or 10-Q Reports for the period indicated.

[A] This document is a management contract or compensatory plan.


ITEM 22. Undertakings

         The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by section 10(a)(3) of Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (1) (i) and (1)
(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registrant Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given a copy of the Registrant's annual report to shareholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the Registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the Registrant has ended within 120 days prior to the use of the prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120 day period the annual report for the last fiscal year will be furnished to each such employee.

         The undersigned Registrant hereby undertakes to transmit or cause to be transmitted to all employees participating in the plan who do not otherwise receive such material as shareholders of the Registrant, at the time and in the manner such material is sent to its shareholders, copies all of reports, proxy statements and other communications distributed to its shareholders generally.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy and State of Michigan, on the 17th day of September 2001.



                                     KMART CORPORATION
                                     (Registrant)



                                      By:     /s/ Jeffrey N. Boyer
                                          Jeffrey N. Boyer
                                          Executive Vice President and Chief
                                          Financial Officer


         Each person whose signature appears below hereby constitutes and appoints Janet Kelley and James E. Defebaugh IV, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place, and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement and (ii) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and this requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


                               KMART CORPORATION


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities indicated on September 17, 2001.




             Signatures                                 Title                              Signatures                Title
             ----------                                 -----                              ----------                -----

     /s/  Charles C. Conaway         Chairman of the Board and Chief             /s/  Joseph P. Flannery
     ---  ------- -- -------
                                     Executive Officer (Principal Executive       ____________________          Director
    Charles C. Conaway               Officer) and Director                            Joseph P. Flannery


     /s/  Jeffrey N. Boyer           Executive Vice President and Chief           /s/  Robert D. Kennedy
   _______________________           Financial Officer (Principal Financial       ____________________          Director
         Jeffrey N. Boyer            Officer and Principal Accounting                  Robert D. Kennedy
                                     Officer)
    /s/  James B. Adamson                                                         /s/  Robin B. Smith
   _______________________           Director                                     ____________________          Director
         James B. Adamson                                                              Robin B. Smith
    /s/  Lilyan H. Affinito                                                      /s/  Thomas T. Stallkamp
   _______________________           Director                                     ____________________          Director
        Lilyan H. Affinito                                                             Thomas T. Stallkamp
    /s/  Richard G. Cline                                                         /s/  Richard J. Statuto
   _______________________           Director                                     ____________________          Director
        Richard G. Cline                                                              Richard J. Statuto
    /s/  Willie D. Davis
   _______________________           Director
        Willie D. Davis



                               INDEX TO EXHIBITS

EXHIBIT NO.            DESCRIPTION


        1.1           Purchase Agreement dated June 14, 2001 between Kmart Corporation and Credit Suisse First
                      Boston Corporation and J.P. Morgan Securities Inc., as representatives of the several
                      Purchasers named therein. *

        3.1           Restated Articles of Incorporation of Kmart Corporation.  (4)

        3.2           Bylaws of Kmart Corporation, as amended. (4)

        4.1           Indenture, dated as of December 13, 1999, between  Kmart Corporation and The Bank of
                      New York. *

        4.2           Third Supplemental Indenture, dated as of June 19, 2001, between  Kmart Corporation and
                      The Bank of New York. *

        4.3           Form of certificate of 9 7/8% Rule 144A Notes due June 15, 2008 (included in Exhibit 4.2). *

        4.4           Form of certificate of Exchange 9 7/8% Rule 144A Notes due June 15, 2008 (included in
                      Exhibit 4.2). *

        4.5           Registration Rights Agreement, dated as of June 19, 2001, by and among Kmart Corporation,
                      Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., BNY Capital Markets,
                      Inc., Fleet Securities, Inc. and Banc One Capital Markets, Inc. *

        5.1           Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the notes to be issued by Kmart Corporation in the Exchange Offer. **

        10.1          Kmart Corporation 1973 Stock Option Plan, as amended. [10a][A] (7)

        10.2          Kmart Corporation 1981 Stock Option Plan, as amended. [10b][A] (7)

        10.3          Kmart Corporation Directors Retirement Plan, as amended. [10d][A] (4)

        10.4          Kmart Corporation Performance Restricted Stock Plan, as amended. [10e][A] (2)

        10.5          Kmart Corporation Deferred Compensation Plan for Non-Employee Directors, as amended.
                      [A] (5)

        10.6          Kmart Corporation 1992 Stock Option Plan, as amended. [10f][A] (7)

        10.7          Kmart Corporation Amended and Restated Directors Stock Plan. [A] (5)

        10.8          Form of Employment Agreement with Executive Officers.[10j][A] (2)

        10.9          Kmart Corporation Supplemental Executive Retirement Plan.[10c][a] (1)

       10.10          Amended and Restated Kmart Corporation Annual Incentive Bonus Plan. [10k][A] (3)

       10.11          Amended and Restated Kmart Corporation Management Stock Purchase Plan. [10k][A] (7)

       10.12          Supplemental Pension Benefit Plan. [10m][A] (3)

       10.13          Kmart Corporation 1997 Long-Term Equity Compensation Plan. [10m][A] (7)

       10.14          Employment Agreement with Charles C. Conaway. [10n][A] (6)

       10.15          Amended and Restated Kmart Corporation Special Severance Plan. [10o][A] (7)

       10.16          Amended and Restated Kmart Corporation 1998 Management Deferred Compensation and
                      Restoration Plan. [10p][A] (7)

        12.1          Statement Regarding Computation of Ratios. **

        23.1          Consent of Independent Accountants. *

        24.1          Power of Attorney  (Included on the signature page of this registration statement). *

        25.1          Statement of Eligibility and Qualification on Form T-1 of the Bank of New York to act as
                      trustee under the senior debt securities indenture. (8)

        99.1          Form of Letter of Transmittal. **

        99.2          Form of Notice of Guaranteed Delivery. **

        99.3          Form of Letter to Clients. **

        99.4          Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other
                      Nominees. **


 * Filed herewith.
** To be filed by amendment.

Notes:

(1)        Filed as Exhibits to the Form 10-K Report of Kmart for the fiscal year ended January 27, 1993 (file number 1-327) and are incorporated herein by reference.

(2)        Filed as Exhibits to the Form 10-K Report of Kmart for the fiscal year ended January 26, 1994 (file number 1-327) and are incorporated herein by reference.

(3)        Filed as Exhibits to the Form 10-K Report of Kmart for the fiscal year ended January 25, 1995 (file number 1-327) and are incorporated herein by reference.

(4)        Filed as Exhibits to the Form 10-K Report of Kmart for the fiscal year ended January 31, 1996 (file number 1-327) and are incorporated herein by reference.

(5)        Filed as Exhibits to the Form 10-K Report of Kmart for the fiscal year ended January 27, 1999 (file number 1-327) and are incorporated herein by reference.

(6)        Filed as Exhibit to the Form 10-Q Report of Kmart for the fiscal quarter ended July 262000
           (file number 1-327) and incorporated herein by reference.

(7)        Filed as Exhibits to the Form 10-K Report of Kmart for the fiscal year ended January 31, 2001 (file number 1-327) and are incorporated herein by reference.

(8)        Filed as an Exhibit to the Current Report on Form 8-K of Kmart, filed December 3, 1999 and incorporated herein by reference.

[#] Exhibit numbers in the Form 10-K or 10-Q Reports for the period indicated.
[A] This document is a management contract or compensatory plan.